EXHIBIT 32.01
May 4, 2012
The certification set forth below is being submitted in connection with the Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 (the “Report”) of El Paso Electric Company (the “Company”) for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.
Thomas V. Shockley III and David G. Carpenter, each certifies that, to the best of his knowledge:
1.such Report fully complies with the requirements of Section 13(a) of the Exchange Act; and

2.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Thomas V. Shockley III
Thomas V. Shockley III
Interim Chief Executive Officer

/s/ David G. Carpenter
David G. Carpenter
Senior Vice President -
Chief Financial Officer